Exhibit 21.1

List of Subsidiaries

The following is a list of the Company’s subsidiaries and their jurisdiction of formation as of March 9, 2010:

Entity	Jurisdiction

C/S Solutions, Inc.	California

Deltek Asia Pacific (HK) Limited	Hong Kong

Deltek Australia PTY LTD.	Australia

Deltek Systems (Canada), Inc.	Canada

Deltek Systems (Colorado), Inc.	Wyoming

Deltek Systems (Philippines), LTD.	Virginia

Deltek Systems U.K. LTD.	United Kingdom

Deltek U.K. Limited	United Kingdom

mySBX Corporation	Delaware

WST Corporation (d/b/a Welcom)	Texas